ARTICLES OF INCORPORATION

                                       OF

                                 VSAT NET, INC.





                                   ARTICLE ONE

         The name of this corporation is: VSAT NET, INC.


                                   ARTICLE TWO

         Its principal office in the State of Nevada is located at 50 W. Liberty Street, Suite 880, Reno, Nevada 89501. The name and address of its resident agent is Nevada Agency & Trust Company at the above address.

                                  ARTICLE THREE

         The nature of the business or objects or purposes proposed may be organized under the General Corporation Law of the State of Nevada.

         To engage in any lawful act or activity for which corporations ~hay be organized under the General Corporation Law of the State of Nevada and the United States of America.

                                  ARTICLE FOUR

         The total authorized capital stock of the corporation is 75,000,000 shares of Common Stock with a par value of $.001 and 25,000,000 shares of Preferred Stock $.001 par value, the classes, rights, and privileges of which may be set by the Board of Directors from time to time.

                                  ARTICLE FIVE

         The governing board of this corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided in the by-laws of this corporation, provided that the number of directors shall not be reduced to less than one.

         The name and post office address of the first board of directors, which shall be one in number, is as follows:


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NAME                                    POST OFFICE ADDRESS

M.A. Littman                            10200 W. 44th Avenue, Suite 400
                                        Wheat Ridge, CO 80033


                                   ARTICLE SIX

         The capital stock, after the amount of the subscription price, or par value, has been paid in, shall not be subject to assessment to pay the debts of the corporation.

                                  ARTICLE SEVEN

         The name and post office address of the incorporator signing the articles of incorporation is as follows:


NAME                                    POST OFFICE ADDRESS

M.A. Littman                            10200 W. 44th Avenue, Suite 400
                                        Wheat Ridge, CO 80033



                                  ARTICLE EIGHT

         The corporation is to have perpetual existence.

                                  ARTICLE NINE

         In furtherance of and not in limitation of the powers conferred by statute, the board of directors is expressly authorized, subject to the by-laws, if any, adopted by the shareholders, to make, alter or amend the by-laws of the corporation.

                                   ARTICLE TEN

         Meetings of stockholders may be held outside of the State of Nevada at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation.

                                 ARTICLE ELEVEN

         This corporation reserves the right to amend, alter, change or repeal any provision contained in the articles of incorporation, in the manner now or hereafter prescribed, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                 ARTICLE TWELVE

         The Corporation hereby waives and precludes the application of the anti-takeover provisions of Nevada Revised Statutes 78.378 to 78.3793.

                                ARTICLE THIRTEEN

         No contract or other transaction between the corporation and any other corporation, whether or not a majority of the shares of the capital stock of such other corporation is owned by this corporation, and no act of this corporation shall in any way be affected or invalidated by the fact that any of the directors of this corporation are pecuniarily or otherwise interested in, or are directors or officers of such other corporation. Any director of this corporation, individually, or any firm of which such director may be a member, may be a party to, or may be pecuniarily or otherwise interested in any contract or transaction of the corporation; provided, however, that the fact that he or such firm is so interested shall be disclosed or shall have been known to the Board of Directors of this corporation, or a majority thereof; and of any director of this corporation who is also a director or officer of such other corporation, or who is so interested, may be counted in determining the existence of a quorum at any meeting of the Board of Directors of this corporation that shall authorize such contract or transaction, and may vote thereat to authorize such contract or transaction, with like force and effect as if he were not such director or officer of such other corporation or not so interested.

                                ARTICLE FOURTEEN

         No director or officer shall have any personal liability to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, except that this Article Fourteen shall not eliminate or limit the liability of a director or office for (i) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law, or (ii) the payment of dividends in violation of the Nevada Revised Statutes.

                                 ARTICLE FIFTEEN

         The corporation shall fully indemnify its officers and directors pursuant to the provisions of Nevada Revised Statutes as such may be amended from time to time.

     I, THE UNDERSIGNED, being the sole incorporator herein before named for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Nevada, do make and file these articles of incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand this 22nd day of February, A.D. 2000.


M.A. Littman, Incorporator                        /s/M.A. Littman



STATE OF COLORADO        }
                         }         SS
COUNTY OF JEFFERSON      }

     On this 22nd day of February, A.D., 2000 before me a Notary Public, personally appeared, M. A. Littman who severally acknowledged that he executed the above instrument for the purposes therein mentioned.


                                                  /s/Jodie L. Ball
                                                  Notary Public

                                                  My commission expires: 6/16/03

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                           CERTIFICATE OF ACCEPTANCE
                                       OF
                         APPOINTMENT OF RESIDENT AGENT


     I, Nevada Agency and Trust Company, Authorized Representative, on behalf of VSAT NET, INC. hereby accepts appointment as Resident Agent of the above-named corporation.

/s/Amanda Cardinalli                              March 20, 2000
Authorized Representative
Amanda Cardinalli, Vice President